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                                                                     EXHIBIT B-2
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                                MERGER AGREEMENT

                                  BY AND AMONG

                              OHIO EDISON COMPANY,

                               FIRSTENERGY CORP.

                                      AND

                         OHIO EDISON ACQUISITION CORP.

                             DATED AS OF

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                          OHIO EDISON MERGER AGREEMENT

                                                                                       PAGE
                                                                                       ----
  ARTICLE I     Merger of Ohio Edison Acquisition Corp. into Ohio Edison.............  B-2-1
  ARTICLE II    The Merger -- Manner and Effect of Conversion
                and Exchange.........................................................  B-2-2
  ARTICLE III   Effective Time of the Merger.........................................  B-2-2
  ARTICLE IV    Articles of Incorporation............................................  B-2-3
  ARTICLE V     Regulations..........................................................  B-2-3
  ARTICLE VI    Directors and Officers of the Surviving Corporation..................  B-2-3
  ARTICLE VII   Miscellaneous........................................................  B-2-3

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                          OHIO EDISON MERGER AGREEMENT

     THIS MERGER AGREEMENT ("Merger Agreement") is entered into as of
              , 1996, pursuant to Section 1701.78 of the Ohio Revised Code, by and among OHIO EDISON COMPANY, an Ohio corporation ("Ohio Edison"), FIRSTENERGY CORP., an Ohio corporation ("FirstEnergy"), and OHIO EDISON ACQUISITION CORP., an Ohio corporation ("OEAC") (the parties to this Merger Agreement are hereinafter sometimes collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, OEAC is a wholly owned subsidiary of FirstEnergy;

     WHEREAS, Ohio Edison and Centerior Energy Corporation, an Ohio corporation ("Centerior") have entered into, and FirstEnergy has approved, an Agreement and Plan of Merger dated September 13, 1996 (the "Reorganization Agreement"), providing for the mergers of OEAC into Ohio Edison and Centerior Acquisition Corp., an Ohio corporation ("CAC"), into Centerior and resulting in Ohio Edison and Centerior becoming subsidiaries of FirstEnergy and the common shareholders of Ohio Edison and Centerior becoming common shareholders of FirstEnergy;

     WHEREAS, the directors of each of the Constituent Corporations have heretofore approved and the shareholders of FirstEnergy have heretofore adopted the Reorganization Agreement and this Merger Agreement;

     NOW, THEREFORE, in consideration of the premises hereof and the mutual agreements contained herein and in the Reorganization Agreement, and in accordance with the laws of the State of Ohio, the Constituent Corporations have agreed, and do hereby agree that, subject to the terms and conditions of this Merger Agreement and the Reorganization Agreement, OEAC shall be merged into Ohio Edison (the "Merger"), which shall be the corporation surviving the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), the outstanding common stock, par value $0.10 per share, of OEAC ("OEAC Common") shall be converted into shares of common stock, par value $9 per share, of Ohio Edison ("Ohio Edison Common") and the outstanding Ohio Edison Common shall be converted into shares of common stock, par value $0.10 per share, of FirstEnergy ("FirstEnergy Common"), and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:

                                   ARTICLE I

                        MERGER OF OEAC INTO OHIO EDISON

     1.1 OEAC shall be merged into Ohio Edison, Ohio Edison shall be the surviving corporation of the Merger, and the Surviving Corporation shall continue to have the name Ohio Edison Company and be governed by the laws of the State of Ohio.

     1.2 The OEAC Common issued and outstanding at the Effective Time, as defined in Article III below, shall thereupon and without more be converted into and become that number of common shares of the Surviving Corporation which shall be equivalent to the aggregate number of shares of OEAC Common outstanding immediately prior to the Effective Time.

     1.3 Each share of Ohio Edison Common issued and outstanding at the Effective Time (excluding any shares of Ohio Edison Common as to which a shareholder of Ohio Edison has perfected rights as a dissenting shareholder under Section 1701.85 of the Ohio Revised Code unless those rights are terminated otherwise than by purchase) shall thereupon and without more be converted into and become one share of FirstEnergy Common.

     1.4 Each share of Ohio Edison preferred stock, $100 par value (the "Ohio Edison $100 Preferred Stock") and Ohio Edison Class A preferred stock, $25 par value (the "Ohio Edison $25 Preferred Stock") that shall be issued and outstanding immediately prior to the Effective Time (and each share of Ohio Edison

                                       B-2-1

$100 Preferred Stock and Ohio Edison $25 Preferred Stock held in the treasury of Ohio Edison at the Effective Time) shall remain unchanged and shall continue to be one share of Ohio Edison $100 Preferred Stock and Ohio Edison $25 Preferred Stock, as the case may be.

                                   ARTICLE II

           THE MERGER -- MANNER AND EFFECT OF CONVERSION AND EXCHANGE

     2.1 Matters Affecting Capital Stock. Those provisions of Article III of the Reorganization Agreement that affect the capital stock and share certificates of OEAC and Ohio Edison and the common stock and related share certificates of FirstEnergy are hereby adopted and incorporated by reference herein.

     2.2 Certain Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Ohio law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of OEAC shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authorities of a public, as well as of a private, nature of OEAC and Ohio Edison; all obligations belonging to or due OEAC and Ohio Edison shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in OEAC or Ohio Edison shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of OEAC and Ohio Edison shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of OEAC and Ohio Edison, and any claim existing, or action or proceeding pending, by or against OEAC or Ohio Edison may be prosecuted to judgment with right of appeal as if the Merger had not taken place.

     2.3 Further Assurances. If at any time contemporaneous with or after the Effective Time either the Surviving Corporation or FirstEnergy shall consider it to be advisable that any further conveyances, agreements, documents, instruments and assurances of law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, obligations, powers and franchises of OEAC or Ohio Edison or otherwise to carry out the provisions of this Merger Agreement, the proper directors and officers of the Surviving Corporation or the proper directors and officers of Ohio Edison last in office shall execute and deliver, upon request of either the Surviving Corporation or FirstEnergy, any and all proper conveyances, agreements, documents, instruments and assurances of law, and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, obligations, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Merger Agreement.

     2.4 Effect on Ohio Edison Preferred and Debt Instruments. The Merger shall not have any effect upon the Ohio Edison $100 Preferred Stock and $25 Preferred Stock or upon the bonds, notes and other debt securities of Ohio Edison issued and outstanding immediately prior to the Effective Time, and all such securities shall remain unchanged and shall be the obligations of the Surviving Corporation after the Effective Time.

                                  ARTICLE III

                          EFFECTIVE TIME OF THE MERGER

     If this Merger Agreement is duly adopted by the holders of shares of Ohio Edison Common as provided in the Reorganization Agreement, if the conditions set forth in the Reorganization Agreement are duly satisfied, or waived by Ohio Edison, and if this Merger Agreement has not been terminated pursuant to Section
7.2 hereof, at the time specified in the Reorganization Agreement a certificate of merger, duly executed in accordance with Section 1701.81(A) of the Ohio Revised Code, shall be filed by the Constituent Corporations with the Secretary of State of Ohio. The Effective Time shall be the time at which said certificate of merger is so filed or at such time thereafter as is provided in the certificate of merger.

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                                   ARTICLE IV

                           ARTICLES OF INCORPORATION

     The Amended Articles of Incorporation of Ohio Edison, as in effect immediately prior to the Effective Time, shall constitute the "Articles" of the Surviving Corporation within the meaning of Section 1701.01(D) of the Ohio Revised Code and shall remain in effect until thereafter duly altered, amended, or repealed in accordance with the provisions thereof and applicable law.

                                   ARTICLE V

                                  REGULATIONS

     The Regulations of Ohio Edison, as in effect immediately prior to the Effective Time, shall constitute the Regulations of the Surviving Corporation and shall remain in effect until thereafter duly altered, amended, or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

                                   ARTICLE VI

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The directors and officers of Ohio Edison in office at the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time and shall continue in office in accordance with the Articles and Regulations of the Surviving Corporation and applicable law.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Waiver and Amendment. Any Constituent Corporation may, at any time prior to the Effective Time, by action taken by its directors or officers thereunto duly authorized, waive any of the terms or conditions of this Merger Agreement and/or agree to the amendment or modification of this Merger Agreement; provided, however, that after a favorable vote by the shareholders of a Constituent Corporation any such action shall be taken by that Constituent Corporation only if, in the opinion of its directors or officers, such waiver or such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders.

     7.2 Termination. This Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as provided in Article IX of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with Article IX thereof, then this Merger Agreement shall simultaneously terminate and the Merger shall be abandoned without further action by the Constituent Corporations. In the event of termination of this Merger Agreement, the directors of the Constituent Corporations shall each direct their officers not to file the certificate of merger in the Office of the Secretary of State of Ohio, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

     7.3 Limitation on Rights. Except as otherwise specifically provided herein, nothing expressed or implied in this Merger Agreement is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Constituent Corporations and their respective shareholders, any rights or remedies under or by reason of this Merger Agreement or any transactions contemplated hereby.

     7.4 Captions; Governing Law. The captions in this Merger Agreement are for convenience only and shall not be considered a part or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

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     7.5  Counterparts.  This Merger Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the parties to this Merger Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have each caused this Merger Agreement to be executed and attested by its President and Secretary.

                                                  OHIO EDISON ACQUISITION CORP.

Attest:                                           By
       ________________, Secretary                  ________________, President

                                                  FIRSTENERGY CORP.

Attest:                                           By

       ________________, Secretary                  ________________, President


                                                  OHIO EDISON COMPANY

Attest:                                           By

       ________________, Secretary                  ________________, President

                                       B-2-4